Exhibit 1

Ault & Company, Inc.

Transactions in the Shares of Class A Common Stock Within the Last Sixty Days

Nature of the Transaction	Shares of Common Stock Purchased / (Sold)	Price Per Share ($)	Date of Transaction
Purchase	205,656	0.2372	11/18/2025
Purchase	50,000	0.229	11/19/2025

Transactions in the Shares of Class B Common Stock Within the Last Sixty Days

Nature of the Transaction	Shares of Common Stock Purchased / (Sold)	Price Per Share ($)	Date of Transaction
Received as a stock dividend from the Company	10,445,137	0.00	10/31/2025